EXHIBIT INDEX

(k)       Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(m)(3)    Calculations of Illustrations for VUL IV-NY/VUL IV ES-NY 2005
          Revisions.

(n)(1) Consent of Independent Registered Public Accounting Firm for VUL IV-NY/VUL IV ES-NY.

(n)(2)    Consent of Independent Registered Public Accounting Firm for
          VUL III-NY.